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                                                                    EXHIBIT 23.4



                        INDEPENDENT AUDITORS' CONSENT




The Board of Directors
AccuMed International, Inc.



We consent to incorporation by reference in the pre-effective amendment no. 1 to the registration statement (No. 333-04715) on Form S-3 of AccuMed International, Inc. of our report dated April 5, 1996, relating to the consolidated balance sheet of AccuMed International, Inc. and subsidiaries as of December 31, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the three months ended December 31, 1995, which report appears in the December 31, 1995 transition report on Form 10-KSB of AccuMed International, Inc.


                                KPMG Peat Marwick LLP


Chicago, Illinois
May 30, 1996